Exhibit 5.2

September 12, 2013

Weyerhaeuser Company

4.625% Notes Due 2023

Ladies and Gentlemen:

We have acted as counsel for Weyerhaeuser Company, a Washington corporation (the “Company”), in connection with the public offering and sale by the Company of $500,000,000 aggregate principal amount of 4.625% Notes due 2023 (the “Notes”), to be issued under an indenture dated as of April 1, 1986, as amended and supplemented by a first supplemental indenture dated as of February 15, 1991, a second supplemental indenture dated as of February 1, 1993, a third supplemental indenture dated as of October 22, 2001, and a fourth supplemental indenture dated as of March 12, 2002 (collectively, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “Trustee”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including (a) the Indenture and the form of Note contained therein and (b) the Registration Statement on Form S-3 (Registration No. 333-182403) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act of various securities of the Company.

In rendering this opinion, we have assumed, with your consent and without independent investigation or verification, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies. We also have assumed, with your consent, that the Indenture has been duly authorized, executed and delivered by, and represents a legal, valid and binding obligation of, the Trustee and that the form of the Notes will conform to that included in the Indenture.

Based on the foregoing and subject to the qualifications set forth herein, we are of opinion as follows:

1. Assuming that the Indenture has been duly authorized, executed and delivered by the Company, the Indenture constitutes a valid and binding agreement of the Company, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

2. Assuming that the Notes have been duly authorized by the Company, the Notes, when executed and authenticated in accordance with the provisions of the Indenture and delivered and paid for as contemplated in the Registration Statement, will constitute legal, valid and binding obligations of the Company (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York. In particular, we do not purport to pass on any matter governed by the laws of Washington. For purposes of our opinion, we have assumed that (i) the Company has been duly incorporated and is a validly existing corporation under the laws of Washington and (ii) the Indenture and the Notes have been duly authorized, executed and delivered by the Company. With respect to all matters of Washington law, we note that you are being provided with the opinion, dated the date hereof, of Devin W. Stockfish, Esq., Corporate Secretary and Assistant General Counsel of the Company.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Weyerhaeuser Company

33663 Weyerhaeuser Way South

Federal Way, WA 98003